Execution Copy




              BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                               BA SECURITIES, INC.
                             THE BANK OF NOVA SCOTIA
                             THE CHASE MANHATTAN BANK
                              CHASE SECURITIES INC.
                                NATIONSBANK, N.A.
                        NATIONSBANC CAPITAL MARKETS, INC.


                                            October 21, 1996



                                 CSX Corporation
                                Commitment Letter




         CSX Corporation
         One James Center
         901 E. Cary Street
         Richmond, VA  23219

         Ladies and Gentlemen:

                   We understand that CSX Corporation ("CSX") proposes to acquire all the issued and outstanding shares (the "Shares") of common stock and Series A ESOP Junior Convertible Preferred Stock of Conrail Inc. ("Conrail") pursuant to a merger agree-ment (the "Merger Agreement") providing for Shares to be pur-chased by CSX by means of one or more all cash tender offers
         (the "Tender Offers"), exercise of a stock option granted by Conrail (the "Conrail Stock Option") or otherwise for 40% of the Shares (on a fully diluted basis (excluding Shares that would be outstanding or issuable upon the exercise of the Con-rail Stock Option)) followed by a merger in which all the re-maining Shares will be converted to the right to receive shares of common stock of CSX and (to the extent that 40% of the Shares as calculated above have not theretofore been purchased) cash (the "Merger"; the Tender Offers, the Merger and any exer-cise of the Conrail Stock Option being collectively called the "Acquisition"). You have advised us that CSX will require a Competitive Advance and Revolving Credit Facility (the "Facil-ity") in an aggregate principal amount of $4,800,000,000 to finance the Acquisition and to replace existing credit facili-ties used for the purpose of commercial paper backup and, fol-lowing the Merger, for working capital and for other general corporate purposes of CSX. It is contemplated that the terms of the Facility will be as set forth in the Summary of Terms



         CSX Corporation               -2-              October 21, 1996



         and Conditions attached as Exhibit A hereto and made a part hereof (the "Term Sheet").

                   Each of Bank of America National Trust and Savings Association, The Bank of Nova Scotia, The Chase Manhattan Bank and NationsBank, N.A. (collectively, the "Principal Agents") is pleased to advise you of its commitment to provide severally $1,200,000,000 of the Facility upon the terms and subject to the conditions set forth or referred to herein and in the Term Sheet.

                   You hereby appoint BA Securities, Inc., The Bank of Nova Scotia, Chase Securities Inc. and NationsBanc Capital Mar-kets, Inc. (collectively, the "Arrangers", and together with the Principal Agents, the "Agents"), and the Arrangers hereby agree to act, as co-arrangers for the Facility. You hereby appoint the Principal Agents and the Principal Agents hereby agree to act in the capacities with respect to the Facility specified for each Principal Agent in the Term Sheet. Each Principal Agent and Arranger will perform all functions and exercise all authority customarily performed and exercised by it in such roles.

                   Each Principal Agent reserves the right, prior to and after the execution of definitive credit documentation, to syn-dicate a portion of its commitment to one or more financial institutions reasonably acceptable to you which will become parties to such documentation pursuant to a syndication to be managed by the Arrangers (the Principal Agents and the finan-cial institutions becoming parties to such documentation being called the "Lenders").

                   The Arrangers intend to commence syndication efforts immediately, and you agree actively to assist the Arrangers in completing a syndication satisfactory to them. You represent that (a) all information made available by you or your autho-rized representatives is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained there-in not materially misleading in light of the circumstances under which such statements are made and (b) all financial pro-jections prepared by you or on your behalf and that have been or will be made available have been and will be prepared in good faith based upon assumptions believed by you to be reason-able. In arranging and syndicating the Facility, we will be using and relying primarily on such information and projections without independent verification thereof.



         CSX Corporation               -3-              October 21, 1996



                   As consideration for the agreements of the Agents hereunder, you agree to pay the fees provided for in the Term Sheet and the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

                   Each Principal Agent's commitment hereunder and the Arrangers' agreements to perform the services described herein are subject to (a) the reasonable satisfaction of the Agents with any material changes in the structure or terms of the Ac-quisition prior to the execution of definitive documentation with respect to the Facility, and all legal, tax and accounting matters relating thereto, (b) the absence of any material ad-verse change since December 31, 1995, in or affecting the busi-ness, assets or condition (financial or otherwise) of CSX and its subsidiaries and Conrail and its subsidiaries, taken as a whole, (c) the absence of a material disruption of or material adverse change in financial, banking or capital market condi-tions that, in the Arrangers' reasonable judgment, would be likely materially to impair the syndication of the Facility,
         (d) the negotiation, execution and delivery on or before Novem-ber 30, 1996, of definitive documentation with respect to the Facility satisfactory to the Agents and their counsel, (e) the Agents' satisfaction that, prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank facilities of CSX or Conrail or any of their respective subsidiaries being offered, placed or arranged and (f) the other conditions set forth or referred to in the Term Sheet.

                   CSX agrees (a) to indemnify and hold harmless each Agent and each of its affiliates and their respective officers, directors, employees, agent and advisors from and against any and all losses, claims, damages, liabilities and expenses aris-ing out of or in connection with this Commitment Letter or the transactions contemplated hereby; provided, however, that the foregoing indemnity will not, as to any indemnified party, ap-ply to losses, claims, damages, liabilities or expenses to the extent they have resulted from the wilful misconduct or gross negligence of such indemnified party and (b) to reimburse the Agents and their affiliates for all reasonable out-of-pocket expenses (including, without limitations reasonable syndication expenses and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the arrangement of the Facility, the preparation of this Commitment Letter, the Fee Letter and the definitive documentation for the Facility or the other transactions contemplated hereby. No indemnified person shall be liable for any indirect or consequential dam-ages in connection with its activities related to the Facility.



         CSX Corporation               -4-              October 21, 1996



                   This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person, provided, that the foregoing restrictions shall cease to apply after this Commit-ment Letter has been accepted by you in accordance with the terms hereof.

                   The reimbursement, indemnification and confidential-ity provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether defini-tive financing documentation shall be executed and delivered and notwithstanding the termination of the Commitment Letter or the Principal Agents' commitments hereunder. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter agreement may be executed in any number of counterparts (including by facsimile transmis-sion), each of which shall be an original, and all of which, when taken together, shall constitute one agreement. This Com-mitment Letter shall be governed by, and construed in accor-dance with, the laws of the State of New York. This Commitment Letter supersedes in full the Commitment Letter dated October 16, 1996 from The Chase Manhattan Bank and Chase Securities Inc. to you.



         CSX Corporation               -5-              October 21, 1996



                   If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 8:00 p.m., New York City time, on October 21, 1996, failing which the Principal Agents' commitments and the Arrangers' agreements herein will expire.

                   Each of the undersigned is extremely pleased to have the opportunity to assist you in connection with this important financing.

                                       Very truly yours,



                                       BANK OF AMERICA NATIONAL
                                       TRUST AND SAVINGS ASSOCIATION



                                       By:  /s/ Mark N. Hurley
                                       Title:  Managing Director



                                       BA SECURITIES, INC.



                                       By:  /s/ Mark S. Lies
                                       Title:  Managing Director



                                       THE BANK OF NOVA SCOTIA



                                       By:  /s/ James R. Trimble
                                       Title:  Senior Relationship
                                                 Manager



         CSX Corporation               -6-              October 21, 1996



                                       THE CHASE MANHATTAN BANK



                                       By:  /s/ J.M. Long
                                       Title:  Vice President



                                       CHASE SECURITIES INC.



                                       By:  /s/ Elizabeth B. Hughes
                                       Title:  Managing Director



                                       NATIONSBANK, N.A.



                                       By:  /s/ E. Turner Coggin
                                       Title:  Senior Vice President



                                       NATIONSBANC CAPITAL MARKETS, INC.



                                       By:  /s/ John N. Gregg, Jr.
                                       Title:  Director



         Accepted and agreed to as of
         the date first above written:

         CSX CORPORATION



         By:  /s/ G.R. Weber
            Title:  Vice President and
                      Treasurer







                                                               EXHIBIT A


                                 CSX CORPORATION

                Competitive Advance and Revolving Credit Facility

                         Summary of Terms and Conditions


         Borrower:                 CSX Corporation (the "Borrower")

         Acquisition:              The Borrower will acquire all the
                                   issued and outstanding shares (the
                                   "Shares") of common stock and Series
                                   A ESOP Convertible Junior Preferred
                                   Stock of Conrail Inc. ("Conrail")
                                   pursuant to a merger agreement (as
                                   amended from time to time, the
                                   "Merger Agreement") providing for
                                   Shares to be purchased by the Bor-
                                   rower by means of one or met all cash
                                   tender offers (the "Tender Offers")
                                   exercise of a stock option granted by
                                   Conrail (the "Conrail Stock Option")
                                   or otherwise for 40% of the Shares
                                   (on a fully diluted basis (excluding
                                   Shares that would be outstanding or
                                   issuable upon the exercise of the
                                   Conrail Stock Option)) followed by a
                                   merger in which all the remaining
                                   Shares will be converted to the right
                                   to receive shares of common stock of
                                   the Borrower and (to the extent that
                                   40% of the Shares as calculated above
                                   have not theretofore been purchased)
                                   cash (the "Merger"; the Tender Of-
                                   fers, the Merger and any exercise of
                                   the Conrail Stock Option being col-
                                   lectively called the "Acquisition").

         Arrangers:                BA Securities, Inc., The Bank of Nova
                                   Scotia, Chase Securities Inc. and
                                   NationsBanc Capital Markets, Inc.
                                   (collectively, the "Arrangers").

         Administrative Agent:     The Chase Manhattan Bank ("Chase")
                                   will act as sole administrative agent







                                   (in such capacity, the "Administra-
                                   tive Agent") for a syndicate of lead-
                                   ers arranged by the Arrangers (col-
                                   lectively, the "Lenders").

         Documentation Agent:      The Bank of Nova Scotia (in such ca-
                                   pacity, the "Documentation Agent").

         Co-Syndication Agents:    Bank of America National Trust and
                                   Savings Association and NationsBank,
                                   N.A. (in such capacities, the "Co-
                                   Syndication Agents"; and together
                                   with the Arrangers, the Documentation
                                   Agent and the Administrative Agent,
                                   the "Agents").

         Facility:                 Competitive advance and revolving
                                   credit facility in an aggregate prin-
                                   cipal amount of $4,800,000,000 (the
                                   "Facility").  The Borrower will have
                                   the right to request the Arrangers to
                                   arrange an increase in the Facility
                                   for the purposes described below on
                                   terms and conditions to be agreed.

         Borrowing Options:        Two borrowing options will be avail-
                                   able under the Facility:  (i) a com-
                                   petitive advance option (the "CAF")
                                   and (ii) a revolving credit option
                                   (the "Revolving Credit").  The CAF
                                   will be provided on an uncommitted
                                   competitive advance basis through an
                                   auction mechanism.  The Revolving
                                   Credit will be provided on it commit-
                                   ted basis.  Under each option amounts
                                   borrowed and repaid may be reborrowed
                                   subject to availability under the
                                   Facility.

         Purpose: The proceeds of the Facility will be used to finance the Acquisition and to replace existing credit facilities used for the purpose of commercial paper backup. In addition, following the Merger the proceeds of the Facil-ity may be used for working capital and for other general corporate pur-poses.











         Commitment Termination    Five years from the date of execution
         and Final Maturity:       of definitive credit documentation
                                   (the "Closing Date").

         Availability:             Subject to the second succeeding sen-
                                   tence, under the CAF, up to the full
                                   amount of the remaining commitments
                                   (less any amounts outstanding under
                                   the Revolving Credit) may be bor-
                                   rowed, repaid and reborrowed at the
                                   discretion of the Lenders, which may
                                   elect to bid in accordance with the
                                   Administrative Agent's standard pro-
                                   cedures for competitive advance fa-
                                   cilities.  Subject to the next suc-
                                   ceeding sentence, under the Revolving
                                   Credit, up to the fall amount of the
                                   remaining commitments (less any
                                   amount outstanding under the CAF) may
                                   be borrowed, repaid and reborrowed
                                   subject only to applicable conditions
                                   to borrowing.  Availability under
                                   each option will be reduced by usage
                                   under the other option on a dollar-
                                   for-dollar basis.  Total outstandings
                                   under the Facility may not exceed the
                                   amount of the Facility at any time.

         Fees and Interest Rates:  As per attached Annex I.

         Interest Periods:         CAF -- per market availability:

                                   Fixed Rate Auction Advances:
                                   7-360 days.

                                   Revolving Credit -- at the Borrower's
                                   option:

                                   LIBOR Loans:  1, 2, 3 or 6 months.

                                   Alternative Base Rate ("ABR") Loans:
                                   3 months.

                                   Interest will be payable at the end
                                   of each interest period, but not less
                                   often than every three months.

         Mandatory Commitment      In the event that any governmental
         Reduction:                approval required for the Acquisition
                                   shall be finally denied, or in the









                                   event the Borrower shall elect to
                                   abandon the Acquisition, the commit-
                                   ments under the Facility shall be
                                   reduced to an amount equal to the sum
                                   at such time of the aggregate princi-
                                   pal amount of loans outstanding under
                                   the Facility and the aggregate face
                                   amount of commercial paper outstand-
                                   ing and supported by commitments un-
                                   der the Facility.  In the event that
                                   the Borrower sells any of the Shares,
                                   the Facility shall be reduced by the
                                   amount of the net proceeds of any
                                   such sales.

         Optional Commitment       Upon at least three business days'
         Reductions:               prior irrevocable written notice to
                                   the Administrative Agent, the Bor-
                                   rower may at any time in whole perma-
                                   nently terminate or from time to time
                                   in part permanently terminate, the
                                   commitments under the Facility; pro-
                                   vided, that the aggregate commitments
                                   of all Lenders may in no event be
                                   less than the aggregate amount of the
                                   CAF advances and loans outstanding.

         Optional Prepayments:     LIBOR Revolving Credit Loans may be
                                   prepaid in whole or in part at any
                                   time at the Borrower's option, sub-
                                   ject, if prepayment occurs other than
                                   at the end of an applicable interest
                                   period, to compensation in respect of
                                   any redeployment costs.  ABR loans
                                   may be prepaid at any time without
                                   penalty.  CAF advances will not be
                                   subject to prepayment.

         Documentation:            A credit agreement (the "Credit
                                   Agreement") for the Facility incorpo-
                                   rating the terms provided for herein
                                   and other customary non-economic
                                   terms and provisions as the Agents
                                   may reasonably specify in the context
                                   of the transactions contemplated
                                   hereby.

         Conditions to             Usual for facilities and transactions
         Effectiveness:            of this type, those specified below
                                   and others to be reasonably specified









                                   by the Agents, including but not lim-
                                   ited to definitive documentation with
                                   respect to the Facility satisfactory
                                   in all respects to the Lenders, sat-
                                   isfactory legal opinions, delivery of
                                   financial statements and projections,
                                   accuracy of representations and war-
                                   ranties, absence of defaults,
                                   delivery of borrowing certificates,
                                   evidence of authority and compliance
                                   with applicable laws and regulations.

                                   The initial Tender Offer shall have
                                   been or shall simultaneously be con-
                                   summated in accordance with appli-
                                   cable law and the Merger Agreement.

                                   There shall be no pending litigation
                                   or administrative proceedings or
                                   other legal or regulatory develop-
                                   ments that, in the reasonable judg-
                                   ment of at least three of the Agents,
                                   would be reasonably likely to pro-
                                   hibit the Acquisition or to result in
                                   a material adverse change in the
                                   business, assets or condition (finan-
                                   cial or otherwise) of the Borrower,
                                   it being understood that the proposal
                                   for or the pendency of proceedings
                                   for approval of the Acquisition be-
                                   fore the Surface Transportation
                                   Board, or any administrative, judi-
                                   cial or other contest with respect to
                                   such approval process at the Surface
                                   Transportation Board, shall not vio-
                                   late this condition.

                                   The existing credit facilities of the
                                   Borrower used for the purpose of com-
                                   mercial paper backup shall have been
                                   terminated.

         Conditions to Each        Delivery of borrowing notice,
         Borrowing:                accuracy of representations and war-
                                   ranties and absence of debuts.

         Representations and       To include organization and powers,
         Warranties:               authority and enforceability, no con-
                                   flicts, financial information, ab-
                                   sence of material adverse change,









                                   absence of material litigation, com-
                                   pliance with laws and regulations
                                   (including Federal Reserve margin
                                   regulations) and agreements, inap-
                                   plicability of Investment Company Act
                                   of 1940 and Public Utility Holding
                                   Company Act of 1931 taxes ERISA and
                                   absence of material misstatements.

         Financial Covenant:       Total Debt (other than indebtedness
                                   the proceeds of which are used to
                                   purchase Shares pursuant to the Con-
                                   rail Stock Option) shall not exceed
                                   (a) at any time prior to the Merger,
                                   65% of Total Capitalization (to be
                                   defined as Total Debt plus Total
                                   Shareholders' Equity) and (b) at any
                                   time on or after the consummation of
                                   the Merger, 55% of Total Capitaliza-
                                   tion.  "Total Debt" will be defined
                                   as all short-term and long-term in-
                                   debtedness reflected on a consoli-
                                   dated balance sheet of the Borrower
                                   in accordance with GAAP.  "Total
                                   Shareholders' Equity" will be defined
                                   as the amounts included under share-
                                   holders' equity on a consolidated
                                   balance sheet of the Borrower in ac-
                                   cordance with GAAP.

         Affirmative and Negative  To include maintenance of corporate
         Covenants:                existence, maintenance of ownership
                                   of railroad subsidiaries, maintenance
                                   of insurance, payment of taxes, de-
                                   livery of financial statements and
                                   reports, maintenance of records, com-
                                   pliance with laws, use of proceeds,
                                   limitation on indebtedness in excess
                                   of $4,000,000,000 for the purchase of
                                   Shares, limitations on additional
                                   unsecured indebtedness at subsidiar-
                                   ies (subject to appropriate thresh-
                                   olds and other customary terms),
                                   limitations on mergers and sales of
                                   all or substantially all assets, and
                                   limitations on liens and sale-lease-
                                   back transactions (which shall not
                                   apply to margin stock to the extent
                                   it exceeds 25% of the assets subject
                                   to such limitation and which will









                                   permit the Borrower and its subsid-
                                   iaries to continue to utilize methods
                                   of railroad equipment financing as
                                   and to the extent customarily used by
                                   them.)

         Events of Defaults:       To include material breach of repre-
                                   sentation or warranty, failure to pay
                                   principal or interest, breach of cov-
                                   enants, cross acceleration, material
                                   judgments and voluntary or involun-
                                   tary bankruptcy, subject to customary
                                   notice and cure periods.

         Cost and Yield            Usual and customary, including but
         Protection:               not limited to protection with re-
                                   spect to redeployment costs, changes
                                   in capital requirements or their in-
                                   terpretation, changes in circum-
                                   stances, reserves, illegality and
                                   taxes (including, without limitation,
                                   withholding tax gross-ups).

         Assignments and           Lenders will be permitted to assign
         Participations:           loans and commitments with the prior
                                   written consent of the Borrower (not
                                   to be unreasonably withheld), except
                                   that consent will not be required for
                                   assignments to another Lender or an
                                   affiliate of a Lender.  Assignments
                                   will be in a minimum amount to be
                                   agreed (or the remaining amount of a
                                   Lender's commitment).  Assignments
                                   will be by novation, such that the
                                   assignee will succeed to the rights
                                   and obligations of the assignor
                                   Lender.  Assignments to any Federal
                                   Reserve Bank will be permitted with-
                                   out consent.  Participations will be
                                   without restriction and participants
                                   will be entitled to yield and in-
                                   creased cost protection to the same
                                   extent as (but not more than) the
                                   participating Lender.  Voting rights
                                   of participants will be limited to
                                   changes in amounts, rates, fees and
                                   maturity.

         Expenses and              All reasonable out-of-pocket expenses
         Indemnification:          of the Agents associated with (i) the









                                   syndication of the Facility and (ii)
                                   the preparation, execution and deliv-
                                   ery and amendment, waiver, adminis-
                                   tration and enforcement of the loan
                                   documentation (including reasonable
                                   fees, charges and disbursements of
                                   counsel for the Agents and, in the
                                   case of enforcement, the Lenders) are
                                   to be paid by the Borrower.

                                   The Borrower will indemnify the
                                   Agents and the Lenders against, and
                                   hold them harmless from, all costs,
                                   expenses (including reasonable fees,
                                   charges and disbursements of counsel)
                                   and liabilities including those re-
                                   sulting from any litigation or other
                                   proceedings (regardless of whether
                                   the Agents or any Lender is a party
                                   thereto), related to or arising out
                                   of the Facility, the use of proceeds
                                   thereof or any other transactions
                                   contemplated hereby, except to the
                                   extent such costs, expenses and li-
                                   abilities have resulted from the wil-
                                   ful misconduct or gross negligence of
                                   the party seeking indemnification.

         Governing Law:            New York.

         Counsel for the Agents:   Simpson Thacher & Bartlett.























                                                                 Annex I




         Facility Fee:             A Facility Fee will accrue for the
                                   account of each Lender on the ag-
                                   gregate amount of such Lender's com-
                                   mitment under the Facility, whether
                                   used or unused, and will be payable
                                   quarterly in arrears based on the
                                   actual number of days elapsed over a
                                   365/366-day year.  The Facility Fee
                                   will commence to accrue on the Clos-
                                   ing Date and will cease to accrue on
                                   the final maturity of the Facility or
                                   any earlier date on which the commit-
                                   ments are terminated.

                                   The Facility Fee will accrue at the
                                   rates set forth in the applicable
                                   table below based upon the Borrower's
                                   senior unsecured non-credit-enhanced
                                   long-term debt ratings ("Ratings") by
                                   Standard & Poor's Rating Services, a
                                   division of The McGraw-Hill Companies
                                   Inc. ("S&P") and Moody's Investor
                                   Services, Inc. ("Moody's").

         Interest Rates:           Interest will be payable on the out-
                                   standing loans at the following rates
                                   per annum:

                                   (A)  CAF:  The rates obtained from
                                   bids selected by the Borrower; and

                                   (B)  Revolving Credit:  Rates based
                                   upon LIBOR or ABR, as selected by the
                                   Borrower.

                                   No spread will be charged on ABR
                                   Loans.

                                   The interest rate applicable to each
                                   LIBOR Loan will be equal to LIBOR for
                                   the interest period applicable to
                                   such Loan plus a Margin determined
                                   based upon the Borrower's Ratings by
                                   S&P and Moody's in effect from time
                                   to time, as set forth in the table
                                   below.

                                   Interest on LIBOR Loans will be pay-
                                   able at the ends of the relevant in-
                                   terest periods (but not less often







                                   than quarterly).  Interest shall be
                                   calculated on the basis of the actual
                                   number of days elapsed over a 365/
                                   366-day year for ABR Loans based on
                                   the Administrative Agent's Prime
                                   Rate, and over a 360-day year for all
                                   other Loans.

                                   As used herein, (a) LIBOR means the
                                   London interbank offered rate for
                                   U.S. Dollars, adjusted for statutory
                                   reserves and (b) Alternate Base Rate,
                                   or ABR, means the higher of (i) the
                                   Administrative Agent's Prime Rate and
                                   (ii) the Federal Funds Effective Rate
                                   plus 1/2 of 1%.











































                        Ratings    Facility        LIBOR    All-in Drawn
                         (S&P/    Fee (basis   Margin (basis Costs (basis
                       Moody's)     points        points     points per
                           *      per annum)    per annum)     annum)

         Category 1   A/A2 or         6.0          14.0         20.0
         Category 2   higher          7.0          13.0         20.0
         Category 3   A-/A3           8.5          16.5         25.0
         Category 4   BBB+/Baa1      10.0          20.0         30.0
         Category 5   BBB/Baa2       12.5          22.5         35.0
         Category 6   BBB-/Baa3      15.0          35.0         50.0

         * In the event of a split rating, the higher of the two Rat-ings will apply for purposes of determining the relevant Category unless the Ratings differ by two or more levels, in which case a Rating one level below the higher Rating will apply for purposes of determining the relevant Cat-egory.

































